Exhibit 99.1
Tallgrass Energy GP, LP Appoints New Board Member
LEAWOOD, Kan.--(BUSINESS WIRE)-May 9, 2016-- Tallgrass Energy GP, LP (NYSE: TEGP) ("TEGP") today announced that W. Curtis Koutelas has been appointed to the Board of Directors of TEGP's general partner and to the Board's Audit Committee, effective May 11, 2016. Mr. Koutelas founded Arrowhead Contracting Inc. in 1990 and has served as its President for the past 26 years. Arrowhead provides general construction, remedial construction, environmental engineering, facility operations and maintenance and homeland security services to a broad base of federal agencies and large-business prime contractors.
“Curt’s extensive business experience and leadership will benefit TEGP greatly, and we’re looking forward to the valuable insight he brings to the board,” said Tallgrass President and CEO David G. Dehaemers Jr.
In addition to his work with Arrowhead, Mr. Koutelas has served the Kansas City area by participating in volunteer and outreach programs benefiting small businesses, and providing financial assistance to disadvantaged young men and women attending Rockhurst High School and Rockhurst College. Mr. Koutelas holds a Bachelor of Science degree in Construction Management from Pittsburg State University.
About Tallgrass Energy GP, LP
Tallgrass Energy GP, LP (NYSE: TEGP) is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of Tallgrass Energy Partners, LP (NYSE: TEP) , all of TEP's incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.
To learn more, please visit our website at www.tallgrassenergy.com.
CONTACT:
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com